UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive office)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

Election of Director

Effective August 12, 2009, the Board of Directors of Bill Barrett Corporation (the “Company”) appointed Edmund P. Segner, III as a new director to fill one of the recent vacancies. Mr. Segner also was elected to serve on the Audit Committee and the Compensation Committee of the Board of Directors.

There is no arrangement or understanding between Mr. Segner and any other persons pursuant to which he was selected as a director.

Mr. Segner, 55, currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. (EOG), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President and Chief of Staff and Director from 1999 to 2007. During the period March 2003 through June 2007, he also served as the principal financial officer. Mr. Segner’s background includes a Bachelor of Science in Civil Engineering degree from Rice University, a Master of Arts in economics from the University of Houston and he is a certified public accountant. He currently serves as a member of the board or as a trustee for several non-profit organizations as well as being a director of Exterran Partners, L.P. and a director nominee for Seahawk Drilling, Inc.

As a director, Mr. Segner will be entitled to receive an annual retainer of $40,000 and a meeting attendance fee of $1,000 for each board and committee meeting attended. Mr. Segner also will receive options to purchase 10,000 shares of common stock effective upon his election and on January 1 of each year. All these options will vest 25% on each of the first four anniversaries of the date of grant, and terminate on the seventh anniversary of the date of grant. The exercise price for the options is equal to the closing sales price on the New York Stock Exchange on the last trading day prior to the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Outside directors may elect to receive their annual retainer and meeting fees in the form of our common stock issued pursuant to our 2004 Stock Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive shares in payment of the director fees.

The Company and Mr. Segner also agreed to enter into an indemnification agreement in the form entered into with other directors and officers of the Company. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law. The form of this agreement is incorporated by reference into this Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On August 13, 2009, the Company issued a press release concerning the election of Edmund P. Segner, III as a director. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release dated August 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2009	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron
Executive Vice President—General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release dated August 13, 2009.

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